Exhibit 10.6

RREEF PROPERTY TRUST, INC.

INDEPENDENT DIRECTORS COMPENSATION PLAN

RREEF PROPERTY TRUST, INC.

INDEPENDENT DIRECTORS COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of RREEF Property Trust, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation. The Plan is a sub-plan of the RREEF Property Trust, Inc. 2012 Incentive Plan (the “Incentive Plan”).

1.2. ELIGIBILITY. Independent Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Base Annual Retainer” means the annual retainer (excluding Supplemental Annual Retainers, Meeting Fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company, as such amount may be changed from time to time.

“Board” means the Board of Directors of the Company.

“Charter” means the articles of incorporation of the Company, as such articles of incorporation may be amended from time to time.

“Company” means RREEF Property Trust, Inc.

“Effective Date” of the Plan has the meaning set forth in Section 8.4 of the Plan.

“Eligible Participant” means any person who is an Independent Director on the Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

“Independent Director” means a director of the Company who is not a common law employee of the Company and who meets the additional requirements set forth for an “independent director” in the Charter.

“Initial Public Offering” means the Company’s initial public offering of up to $2,500,000,000 in any combination of shares of Class A Stock and Class B Stock pursuant to the Registration Statement.

“Meeting Fees” has the meaning set forth in Section 5.3 of the Plan.

“Plan” means this RREEF Property Trust, Inc. Independent Directors Compensation Plan, as amended from time to time.

“Plan Year(s)” means the approximate twelve-month periods between annual meetings of the stockholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

“Registration Statement” means the Company’s registration statement on Form S-11, as may be amended from time to time, filed with the Securities and Exchange Commission, relating to the Company’s initial public offering of up to $2,500,000,000 in any combination of shares of Class A Stock and Class B Stock.

“Restricted Stock” means shares of the Company’s Class B Stock granted to an Independent Director under Article 6 that is subject to certain restrictions and to risk of forfeiture.

“Supplemental Annual Retainer” means the annual retainer (excluding the Base Annual Retainer, Meeting Fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.2 hereof for service as the chair of the Audit Committee of the Board, as such amount may be changed from time to time.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s certificate of incorporation or otherwise.

ARTICLE 4

SOURCE OF SHARES

4.1 SOURCE OF SHARES. The shares of Stock or other equity that may be issued pursuant to the Plan shall be issued under the Incentive Plan, subject to all of the terms and conditions of the Incentive Plan. The terms contained in the Incentive Plan are incorporated into and made a part of this Plan with respect to shares of Stock or other equity granted pursuant hereto and any such grant shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Plan, the provisions of the Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of Shares for the grant of the Restricted Stock awards described herein.

ARTICLE 5

RETAINERS, MEETING FEES AND EXPENSES

5.1. BASE ANNUAL RETAINER. Each Eligible Participant shall be paid a Base Annual Retainer for service as a director during each Plan Year. The amount of the Base Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Retainer for a full Plan Year shall be $50,000. The Base Annual Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual stockholders meeting; provided, however, that for the first Plan Year, the first installment shall begin on the Effective Date and be prorated based on the number of full months in such quarter after the Effective Date. A pro rata Base Annual Retainer will be paid to any person who becomes an Eligible Participant on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as an Independent Director during the Plan Year. Payment of such prorated Base Annual Retainer shall begin on the date that the person first becomes an Eligible Participant, and shall resume on a quarterly basis thereafter.

5.2. SUPPLEMENTAL ANNUAL RETAINER. The chairperson of the Audit Committee of the Board shall be paid a Supplemental Annual Retainer for his or her service as such chairperson during a Plan Year, payable quarterly at the same times as installments of the Base Annual Retainer. The amount of the Supplemental Annual Retainer for the chairperson of the Audit Committee shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Retainer for a full Plan Year for the chairperson of the Audit Committee shall be $7,500. A pro rata Supplemental Annual Retainer will be paid to any Eligible Participant who becomes the chairperson of the Audit Committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chairperson of the Audit Committee of the Board during the Plan Year. Payment of such pro rated Supplemental Annual Retainer shall begin on the date that the person first becomes chairperson of the Audit Committee, and shall resume on a quarterly basis thereafter.

5.3. MEETING FEES. Each Independent Director shall be paid meeting fees for attending meetings of the Board or its committees (the “Meeting Fees”). The amount of the Meeting Fees shall be established from time to time by the Board. Until changed by the Board, the meeting fee for attending a meeting of the Board, or a committee thereof, shall be as follows:

Meeting Type	Fee
Board Meeting, In-Person	$1,000
Committee Meeting, In-Person	1,000
Board Meeting, Telephonic	250
Committee Meeting, Telephonic	250

If an Independent Director attends a meeting of the Board and a meeting of one or more committee(s) on a single day, he or she shall receive Meeting Fees of a maximum of $1,250 per day. For purposes of this Section 5.3, casual or unscheduled conferences among directors shall not constitute an official meeting. Meeting Fees shall be payable on the date of the applicable meeting to which they relate.

5.4. TRAVEL EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Independent Director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.4 shall be limited to expenses incurred during such director’s service as an Independent Director. Such payments will be made within 30 days after delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the last day of the Independent

Director’s tax year following the tax year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 5.4 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 6

EQUITY COMPENSATION

6.1.	INITIAL RESTRICTED STOCK GRANT.

(a) Subject to share availability under the Incentive Plan and the terms of this Section 6.1(a), on the first date an Independent Director is initially elected or appointed to the Board, he or she shall receive an award of 5,000 shares of Restricted Stock. Notwithstanding the foregoing, each Independent Director elected or appointed to the Board prior to the date that the Company has issued 12,500,000 Shares in connection with the Initial Public Offering (the “Minimum Issuance Date”) shall receive such initial Restricted Stock grant on the last business day of the first full calendar quarter immediately following the Minimum Issuance Date (the “Initial Grant Date”), provided such Independent Director remains an Independent Director as of the Initial Grant Date. Such shares of Restricted Stock shall be subject to the terms and restrictions described below in Section 6.1(b) and shall be in addition to any otherwise applicable annual grant of Restricted Stock granted to such Independent Director under Section 6.2.

(b) Shares of Restricted Stock granted under this Section 6.1 shall be evidenced by a written Award Certificate and shall be subject to the terms and conditions described herein and in the Incentive Plan. Unless and until provided otherwise by the Board, the shares of Restricted Stock granted pursuant to this Section 6.1 shall vest and become non-forfeitable in three equal annual installments on each of the first three anniversaries of the Grant Date. Notwithstanding the foregoing vesting schedules, the shares of Restricted Stock shall become fully vested on the earlier occurrence of (i) the termination of the grantee’s service as a director of the Company due to his or her death or Disability, or (ii) a Change in Control of the Company. If the grantee’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the grantee shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the grantee.

6.2 SUBSEQUENT RESTRICTED STOCK GRANT. Subject to share availability under the Incentive Plan, the Board may approve, at its discretion, an additional award of shares of restricted Class A or B Stock upon subsequent re-election of the Independent Director to the Board, subject to such terms and conditions as provided by the Board and in the Incentive Plan.

ARTICLE 7

AMENDMENT, MODIFICATION AND TERMINATION

7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to stockholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.

ARTICLE 8

GENERAL PROVISIONS

8.1. ADJUSTMENTS. The adjustment provisions of the Incentive Plan shall apply with respect to equity awards granted pursuant to this Plan.

8.2 DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.

8.3. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

8.4. EFFECTIVE DATE. The Plan was originally adopted by the Board on November 27, 2012, and became effective on that date (the “Effective Date”).

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The foregoing is hereby acknowledged as being the RREEF Property Trust, Inc. Independent Directors Compensation Plan as adopted by the Board on November 27, 2012.

RREEF PROPERTY TRUST, INC.

By:	/s/ AIMEE E. SAMFORD
Name:	Aimee E. Samford
Title:	Secretary